AB FUNDS TRUST
                      Medium-Duration Bond Fund

  Quarterly Report from Adviser for the Quarter Ended March 31, 2003

                   PROCEDURES PURSUANT TO RULE 10F-3*

 (1)	Name of Underwriters
Merrill Lynch & Co., Deutsche Bank, Mizuho International plc,
Citigroup, Morgan Stanley, Goldman, Sachs & Co.

(2)	Name of Issuer
Mizuho Finance

(3)	Title of Security
MIZUHO 5.79
4/15/14

(4)	Date of Prospectus or First Offering
2/27/04

(5)	Amount of Total Offering
$1,500,000,000

(6)	Unit Price
99.9520

(7)	Underwriting Spread or Commission
0.65%

(8)	Rating
Baa1/BB-/BBB

(9)	Maturity Date
4/15/2014

(10)	Current Yield
5.79%

(11)	Yield to Maturity
5.795%

(12)	Subordination Features
Bank Guaranteed

(13)	Nature of Political Entity, if any, including in the
case of revenue bonds, underlying entity supplying the revenue
N/A

(14)	Total Par Value of Bonds Purchased
499,760

(15)	Dollar Amount of Purchases
$499,760

(16)	Number of Shares Purchased
500,000

(17)	Years of Continuous Operation (excluding municipal securities.
See 25(d))
The company has been in continuous operation for greater than three years.

(18)	% of Offering Purchased by Fund
0.03333%

(19)	% of Offering Purchased by All Other GSAM-Managed
Portfolios and Accounts
3.02667%

(20)	Sum of (18) and (19)**
3.0600%

(21)	% of Fund's Total Assets Applied to Purchase
0.2%

(22)	Name(s) of Underwriter(s) or Dealer(s) from whom Purchased
ML

(23)	Is the Adviser, any Subadviser or any person of
which the Adviser or Subadviser is an "affiliated person," a Manager or Co-Manager of Offering?
Yes

(24)	Were Purchases Designated as Group Sales or otherwise
allocated to the Adviser, any Subadviser or any person of whom the Adviser or Subadviser is an "affiliated person"?
No

(25)	Have the following conditions been satisfied:

(a)	The securities were part of an issue
registered under the Securities Act of 1993, as amended, which was being offered to the public, or were U.S. government securities, as defined in Section 2(a)(16) of the Securities Exchange Act of 1934, or were municipal securities, as defined in Section
3(a)(29) of the Securities Exchange Act
of 1943, or were securities sold in an
Eligible Foreign Offering or were
securities sold in an Eligible Rule 144A Offering.
Yes

(b)	The securities were purchased prior to the
end of the first day on which any sales to the public were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities (except, in the case of an Eligible Foreign Offering, for any rights to purchase required by law to be granted to existing security holders of the issue) or, if a rights offering, the securities were purchased on or before the fourth day preceding the day on which the rights offering terminated.
Yes

(c)	The underwriting was a firm commitment underwriting?
Yes

(d)	With respect to any issue of municipal
securities to be purchased, did the
securities receive an investment grade rating from at least one unaffiliated nationally recognized statistical rating organization, or, if the issuer of the municipal securities to be purchased, or the entity supplying the revenues from which the issue is to be paid, shall have been in continuous operation for less than three years (including the operation of any predecessors), did the securities receive one of the three highest ratings from one such rating organization?
Yes


*	Rule 10f-3 procedures allow the Fund under certain conditions to purchase securities during the existence of an underwriting or selling syndicate, a principal underwriter of which Goldman
Sachs & Co. or any of its affiliates or a principal underwriter of which is an officer, director, member of an advisory board, investment adviser or employee of Goldman
Sachs Trust.

**	May not exceed, when added to purchases of other investment
companies advised by Goldman Sachs Asset Management, L.P.
("GSAM") or Goldman Sachs Asset Management International
("GSAMI"), and any other purchases by other accounts with respect to which GSAM or GSAMI has investment discretion if it exercised such investment discretion with respect to the purchase, 25% of the principal amount of the class securities being offered, except that in the case of an Eligible Rule
144A Offering this percentage may not exceed 25% of the total of (A) the principal amount of the class of securities being offered that is sold by underwriters or members of the selling syndicate to QIBs plus (B) the principal amount of the class of securities being offered in any concurrent offering.